Exhibit 99.1

IAC REPORTS Q4 RESULTS

NEW YORK— February 1, 2012—IAC (Nasdaq: IACI) released fourth quarter 2011 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q4 2011	Q4 2010	Growth	FY 2011	FY 2010	Growth
Revenue	$596.9	$451.4	32%	$2,059.4	$1,636.8	26%

Operating Income Before Amortization	90.9	48.5	88%	308.4	189.6	63%
Adjusted Net Income	67.4	27.0	150%	220.5	93.0	137%
Adjusted EPS	0.70	0.26	172%	2.26	0.83	173%

Operating Income (Loss)	55.5	(21.4)	NM	197.8	49.8	297%
Net Income	48.8	87.0	-44%	174.2	99.4	75%
GAAP Diluted EPS	0.53	0.90	-42%	1.85	0.93	98%

See reconciliation of GAAP to non-GAAP measures beginning on page 11.

•                        Q4 revenue and Operating Income Before Amortization reached record levels, with strong double-digit growth for the 8th consecutive quarter.  Operating Income Before Amortization grew 88% to $90.9 million, which included the write-off of $23.0 million in deferred revenue related to the Meetic acquisition.

•                        Free Cash Flow for the twelve months ended December 31, 2011 was $332.4 million, up 32% over the prior year, while cash flow from operating activities attributable to continuing operations was $372.4 million, up 9% over the prior year.

•                        IAC repurchased 4.6 million shares of common stock between October 29, 2011 and January 27, 2012 at an average price of $41.70 per share, or $191.2 million in aggregate.

•                        IAC declared a quarterly cash dividend of $0.12 per share to be paid on March 1, 2012 to stockholders of record as of the close of business on February 15, 2012.

•                        Q4 Adjusted Net Income and Adjusted EPS more than doubled from the year ago period.

•                        Q4 net income and GAAP EPS comparisons were impacted by certain discrete items as further described herein.  Collectively, the net impact of these items benefited Q4 2010 net income and GAAP EPS by $77.4 million and $0.80 per share, respectively, but had no impact on Adjusted Net Income and Adjusted EPS.

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DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q4 2011	Q4 2010	Growth
	$ in millions
Revenue
Search	$319.5	$235.9	35%
Match	157.7	108.3	46%
ServiceMagic	47.6	41.3	15%
Media & Other	72.4	66.7	8%
Intercompany Elimination	(0.2)	(0.8)	73%
	$596.9	$451.4	32%
Operating Income Before Amortization
Search	$57.3	$32.7	75%
Match	48.7	38.8	26%
ServiceMagic	3.6	2.5	46%
Media & Other	(2.4)	(4.8)	51%
Corporate	(16.5)	(20.7)	20%
	$90.9	$48.5	88%
Operating Income (Loss)
Search	$57.3	$21.3	169%
Match	36.4	38.0	-4%
ServiceMagic	2.3	2.1	9%
Media & Other	(3.0)	(37.9)	92%
Corporate	(37.5)	(45.0)	17%
	$55.5	$(21.4)	NM

Search

Search includes Mindspark, our digital consumer products business consisting of our B2C operations, through which we develop, market and distribute downloadable applications, and our B2B operations, which provide customized browser-based applications for software and media companies; destination websites, including Ask.com and Dictionary.com, through which we provide search and additional services; and CityGrid Media, an online media company that aggregates and integrates local content and ads and distributes them to publishers across web and mobile platforms.

Search revenue reflects strong growth from Mindspark’s B2B operations, destination websites and Mindspark’s B2C operations.  CityGrid Media revenue increased slightly from the year ago period.  The revenue growth in B2B was driven by increased contribution from both existing and new partners.  The increase in B2C revenue was driven primarily by increased marketing and new products launched since the year ago period.  The revenue growth in destination websites reflects strong query gains driven primarily by increased marketing and content optimization. Profits were favorably impacted by higher revenue and lower operating expense, partially offset by higher cost of acquisition as a percentage of revenue.  Operating expense decreased primarily due to the inclusion in the prior year period of certain restructuring costs and our direct sponsored listing business, which we sold in November 2011, as well as lower litigation related expenses in the current year period. Operating income in the prior year period reflects an impairment charge of $11.0 million related to an intangible asset of IAC Search & Media.

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Match

Match Core(1) revenue increased 16% to $105.2 million driven by growth in subscribers.  Match Developing(2) revenue of $17.4 million remained flat as the revenue from OkCupid, which was not in the year ago period, and the growth in the non-Meetic international businesses were offset by lower subscription revenue from Singlesnet as we continued to reduce the marketing of this service.  Match Core and Developing revenue collectively increased by 13% to $122.6 million.  Meetic(3) revenue of $35.0 million was negatively impacted by the write-off of $23.0 million of deferred revenue in connection with its acquisition.

Operating Income Before Amortization, excluding Meetic’s results, increased by 23% to $47.6 million.  Operating Income Before Amortization was favorably impacted by higher revenue and lower customer acquisition costs as a percentage of revenue, partially offset by higher operating expense as a percentage of revenue.  Profits at Meetic were negatively impacted by the aforementioned write-off of deferred revenue.  Operating income in the current year period reflects an increase of $10.3 million in amortization of intangibles and $1.2 million in non-cash compensation expense primarily due to the acquisition of Meetic.

ServiceMagic

ServiceMagic revenue reflects growth in both its domestic and international operations.  Domestic revenue grew due to higher average lead acceptance fees and a 5% increase in service request accepts.  Average lead acceptance fees benefited from price optimization.  Service request accepts benefited from an increase in service requests, partially offset by lower accepts per service request.  International revenue grew due to higher average lead acceptance fees and a 21% increase in service request accepts.  Profits were favorably impacted by higher revenue and operating expense leverage.  Operating income in the current year period reflects an increase of $1.0 million in amortization of intangibles related to certain trademarks.

Media & Other

Media & Other includes Electus, CollegeHumor, Notional, Vimeo, Pronto, Shoebuy and Hatch Labs.  The increase in revenue primarily reflects growth at Pronto, Electus, Shoebuy and Vimeo.  Operating Income Before Amortization loss decreased primarily due to the inclusion of losses related to The Daily Beast in the prior year period, which, following the formation of the joint venture with Harman Newsweek on January 31, 2011, has been accounted for as an equity method investment.  Excluding the results of The Daily Beast in the prior year period, Operating Income Before Amortization loss increased slightly primarily due to Electus and Hatch Labs.  Operating loss in the prior year period includes a $32.6 million impairment charge related to the goodwill and intangible assets of Shoebuy.

Note 1:        Match Core consists of Match.com in the United States, Chemistry and People Media.

Note 2:        Match Developing consists of OkCupid, Singlesnet, mobile-only products and non-Meetic international operations.

Note 3:        Meetic consists of the publicly traded personals company Meetic S.A., which operates principally in Europe.

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Corporate

Corporate expenses decreased primarily due to $5.3 million in transaction expenses related to the Liberty Exchange in the prior year period, partially offset by higher compensation expense.  Operating loss in 2011 was impacted by a decrease of $3.3 million in non-cash compensation expense, which is primarily due to the effect in the prior year period of the reassessment of the number of performance-based restricted stock units that are expected to vest.

OTHER ITEMS

Equity in losses of unconsolidated affiliates in Q4 2011 includes $9.6 million in losses related to The Newsweek Daily Beast Company of which $5.7 million relates to an impairment charge for goodwill and intangible assets.  Other income (expense) in Q4 2010 reflects a $7.8 million pre-tax write-down of a cost method investment.

On December 1, 2010, IAC completed the tax-free exchange of the capital stock of its wholly-owned subsidiary that held Evite, Gifts and IAC Advertising Solutions and approximately $218 million in cash for Liberty Media Corporation’s remaining 12.8 million shares in IAC (the “Liberty Exchange”).  Discontinued operations in Q4 2010 includes a $140.8 million gain related to the Liberty Exchange and a $21.5 million after-tax loss related to the shutdown of InstantAction.

The effective tax rates for continuing operations and Adjusted Net Income in Q4 2011 were 5% and 16%, respectively.  The effective tax rates were lower than the statutory rate of 35% due principally to the reduction in reserves following the favorable results of state and foreign audits, adjustments related to the reconciliation of tax returns to accruals and foreign income taxed at lower rates, partially offset by state taxes and interest on tax contingencies.  The tax provision for continuing operations was $5.1 million in Q4 2010 on a pre-tax loss of $27.6 million. The continuing operations tax provision, despite a pre-tax loss, was due principally to non-deductible impairment charges related to goodwill and intangible assets, non-deductible transaction costs related to the Liberty Exchange, interest on tax contingencies and state taxes, partially offset by a net reduction in tax reserves primarily due to expiring statutes and foreign income taxed at lower rates. The Q4 2010 effective tax rate for Adjusted Net Income was 34% and was lower than the statutory rate of 35% due principally to a net reduction in tax reserves primarily due to expiring statutes and foreign income taxed at lower rates, partially offset by state taxes and non-deductible transaction costs related to the Liberty Exchange.

The December 31, 2010 consolidated balance sheet on page 9 has been restated to reflect a $380.9 million deferred income tax liability. The Company determined that the original deferred income tax provision recorded in 2002 in connection with a series of transactions, which included the exchange of certain of the Company’s media businesses for certain other assets, was incorrectly calculated and allocated. As a result, the Company’s consolidated financial statements as of December 31, 2010 failed to reflect a deferred income tax liability of $380.9 million. Accordingly, the Company has restated its December 31, 2010 consolidated balance sheet to reflect this liability and made certain

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related reclassifications of other deferred income tax balances. This adjustment had no impact on the Company’s consolidated statement of operations or consolidated statement of cash flows.

This deferred income tax liability is non-cash in nature as it can be effectively permanently deferred as long as the Company maintains the relevant portions of its organizational structure (which it fully intends to do). The Company does not anticipate any circumstances in which the deferred income tax liability would be realized.

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LIQUIDITY AND CAPITAL RESOURCES

During Q4 2011, IAC repurchased 2.8 million common shares at an average price of $41.55 per share.  As of December 31, 2011, IAC had 82.9 million common and class B common shares outstanding.  IAC may purchase shares over an indefinite period of time on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.  As of January 27, 2012, the Company had 6.9 million shares remaining in its stock repurchase authorization.

IAC’s Board of Directors declared a regular quarterly cash dividend of $0.12 per share of common and Class B common stock outstanding to be paid on March 1, 2012 to stockholders of record as of the close of business on February 15, 2012. Based on our current shares outstanding, we estimate the payment for this dividend will be approximately $10.4 million.

During Q4 2011, the Company received cash proceeds of $76.0 million and issued 3.2 million shares in connection with the exercise of warrants. As of December 31, 2011, IAC had $869.8 million in cash, cash equivalents and marketable securities and $95.8 million in long-term debt.

OPERATING METRICS

	Q4 2011	Q4 2010	Growth

SEARCH
Revenue by traffic source (a)
Proprietary	75%	71%
Network	25%	29%

MATCH
Paid Subscribers (000s)
Core	1,664	1,470	13%
Developing	270	318	-15%
Meetic	762	—	NM
Total Paid Subscribers	2,696	1,789	51%

SERVICEMAGIC
Domestic Service Requests (000s) (b)	1,437	1,226	17%
Domestic Accepts (000s) (c)	1,836	1,757	5%

International Service Requests (000s) (b)	194	180	8%
International Accepts (000s) (c)	234	194	21%

(a)    Proprietary includes B2C operations and destination websites. Network includes B2B operations, distributed search and sponsored listings.

(b)   Fully completed and submitted customer service requests on ServiceMagic.

(c)    The number of times service requests are accepted by service professionals. A service request can be transmitted to and accepted by more than one service professional.

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DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Strike /	As of
	Shares	Conversion	1/27/12	Dilution at:

Share Price			$42.09	$45.00	$50.00	$55.00	$60.00

Absolute Shares as of 1/27/12	81.3		81.3	81.3	81.3	81.3	81.3

RSUs and Other	6.0		6.0	5.9	5.7	5.5	5.4
Options	10.4	$24.98	4.2	4.6	5.2	5.7	6.1
Warrants (1)	14.3	$28.40	4.7	5.3	6.2	6.9	7.6

Total Dilution			14.9	15.8	17.1	18.1	19.0
% Dilution			15.5%	16.3%	17.4%	18.2%	19.0%
Total Diluted Shares Outstanding			96.2	97.1	98.4	99.4	100.3

(1)       On May 7, 2012 two tranches of warrants representing 14.3 million shares will expire. One of the tranches, representing 9.8 million shares, has an exercise price of $26.86 per share. The other tranche, representing 4.5 million shares, has an exercise price of $31.75 per share.

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q4 financial results on Wednesday, February 1, 2012 at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.

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GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Revenue	$596,943	$451,427	$2,059,444	$1,636,815
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	218,412	174,096	761,244	593,816
Selling and marketing expense	187,410	124,719	614,174	492,206
General and administrative expense	87,256	92,862	328,728	316,500
Product development expense	22,202	19,044	78,760	65,097
Depreciation	13,346	16,881	56,719	63,897
Amortization of intangibles	12,862	17,240	22,057	27,472
Goodwill impairment	—	28,032	—	28,032
Total costs and expenses	541,488	472,874	1,861,682	1,587,020

Operating income (loss)	55,455	(21,447)	197,762	49,795

Equity in (losses) income of unconsolidated affiliates	(10,623)	1,486	(36,300)	(25,676)
Other (expense) income, net	(637)	(7,591)	10,060	(1,433)
Earnings (loss) from continuing operations before income taxes	44,195	(27,552)	171,522	22,686
Income tax (provision) benefit	(2,397)	(5,105)	4,047	(32,079)
Earnings (loss) from continuing operations	41,798	(32,657)	175,569	(9,393)
Gain on Liberty Exchange	—	140,768	—	140,768
Earnings (loss) from discontinued operations, net of tax	4,366	(24,915)	(3,992)	(37,023)
Net earnings	46,164	83,196	171,577	94,352
Net loss attributable to noncontrolling interests	2,602	3,768	2,656	5,007
Net earnings attributable to IAC shareholders	$48,766	$86,964	$174,233	$99,359

Per share information attributable to IAC shareholders:
Basic earnings (loss) per share from continuing operations	$0.53	$(0.30)	$2.05	$(0.04)
Diluted earnings (loss) per share from continuing operations	$0.48	$(0.30)	$1.89	$(0.04)

Basic earnings per share	$0.58	$0.90	$2.01	$0.93
Diluted earnings per share	$0.53	$0.90	$1.85	$0.93

Dividends declared per common share	$0.12	$—	$0.12	$—

Non-cash compensation expense by function:
Cost of revenue	$1,677	$1,445	$5,359	$4,510
Selling and marketing expense	1,331	1,385	4,807	4,228
General and administrative expense	17,450	19,634	70,894	69,082
Product development expense	2,077	2,165	7,528	6,460
Total non-cash compensation expense	$22,535	$24,629	$88,588	$84,280

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IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	December 31,	December 31,
	2011	2010
		(Restated)(1)
ASSETS

Cash and cash equivalents	$704,153	$742,099
Marketable securities	165,695	563,997
Accounts receivable, net	177,030	119,581
Other current assets	112,255	118,308
Total current assets	1,159,133	1,543,985

Property and equipment, net	259,588	267,928
Goodwill	1,358,524	989,493
Intangible assets, net	378,107	245,044
Long-term investments	173,752	200,721
Other non-current assets	80,761	81,908
TOTAL ASSETS	$3,409,865	$3,329,079

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, trade	$64,398	$56,375
Deferred revenue	126,297	78,175
Accrued expenses and other current liabilities	343,490	222,323
Total current liabilities	534,185	356,873

Long-term debt	95,844	95,844
Income taxes payable	450,533	475,685
Deferred income taxes	302,213	270,501
Other long-term liabilities	16,601	20,239

Redeemable noncontrolling interests	50,349	59,869

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	234	226
Class B convertible common stock	16	16
Additional paid-in capital	11,280,173	11,047,884
Accumulated deficit	(477,785)	(652,018)
Accumulated other comprehensive (loss) income	(12,443)	17,546
Treasury stock	(8,885,146)	(8,363,586)
Total IAC shareholders’ equity	1,905,049	2,050,068
Noncontrolling interests	55,091	—
Total shareholders’ equity	1,960,140	2,050,068
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,409,865	$3,329,079

(1)  The December 31, 2010 consolidated balance sheet has been restated.  See page 4 for additional information.

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IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Twelve Months Ended December 31,
	2011	2010

Cash flows from operating activities attributable to continuing operations:
Net earnings	$171,577	$94,352
Less: loss (earnings) from discontinued operations, net of tax	3,992	(103,745)
Earnings (loss) from continuing operations	175,569	(9,393)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities attributable to continuing operations:
Non-cash compensation expense	88,588	84,280
Depreciation	56,719	63,897
Amortization of intangibles	22,057	27,472
Goodwill impairment	—	28,032
Impairment of a long-term investment	—	7,844
Deferred income taxes	(35,483)	(6,074)
Equity in losses of unconsolidated affiliates	36,300	25,676
Gain on sales of investments	(1,974)	(3,989)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(58,314)	(32,901)
Other current assets	1,287	(8,636)
Accounts payable and other current liabilities	57,228	54,188
Income taxes payable	(29,215)	76,749
Deferred revenue	48,950	19,653
Other, net	10,674	13,909
Net cash provided by operating activities attributable to continuing operations	372,386	340,707
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(278,469)	(17,333)
Capital expenditures	(39,954)	(39,829)
Proceeds from maturities and sales of marketable debt securities	584,935	763,326
Purchases of marketable debt securities	(203,970)	(838,155)
Proceeds from sales of investments	15,214	5,324
Purchases of long-term investments	(90,245)	(2,283)
Dividend received from Meetic	—	11,355
Other, net	(12,697)	(501)
Net cash used in investing activities attributable to continuing operations	(25,186)	(118,096)
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(507,765)	(539,598)
Issuance of common stock, net of withholding taxes	132,785	25,939
Payment of dividends to IAC shareholders	(10,668)	—
Excess tax benefits from stock-based awards	22,166	14,291
Liberty Exchange	—	(217,921)
Other, net	(8,751)	79
Net cash used in financing activities attributable to continuing operations	(372,233)	(717,210)
Total cash used in continuing operations	(25,033)	(494,599)
Total cash used in discontinued operations	(8,417)	(7,545)
Effect of exchange rate changes on cash and cash equivalents	(4,496)	(1,754)
Net decrease in cash and cash equivalents	(37,946)	(503,898)
Cash and cash equivalents at beginning of period	742,099	1,245,997
Cash and cash equivalents at end of period	$704,153	$742,099

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Twelve Months Ended December 31,
	2011	2010
Net cash provided by operating activities attributable to continuing operations	$372.4	$340.7
Capital expenditures	(40.0)	(39.8)
Tax payments related to the dividend received from Meetic	—	3.5
Tax refunds related to the sale of an investment	—	(51.9)
Free Cash Flow	$332.4	$252.5

For the twelve months ended December 31, 2011, consolidated Free Cash Flow increased by $80.0 million from the prior year period due principally to an increase in Operating Income Before Amortization, partially offset by higher cash income tax payments in 2011.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net earnings attributable to IAC shareholders	$48,766	$86,964	$174,233	$99,359
Non-cash compensation expense	22,535	24,629	88,588	84,280
Amortization of intangibles	12,862	17,240	22,057	27,472
Goodwill impairment	—	28,032	—	28,032
Meetic mark-to-market loss	—	—	11,728	—
Decrease in the fair value of derivatives related to the Expedia spin-off	—	—	—	43
Gain on sale of VUE interests and related effects	1,552	1,767	6,562	7,010
Gain on Liberty Exchange	—	(140,768)	—	(140,768)
Discontinued operations, net of tax	(4,366)	24,915	3,992	37,023
Impact of income taxes and noncontrolling interests	(13,981)	(15,797)	(86,648)	(49,442)
Adjusted Net Income	$67,368	$26,982	$220,512	$93,009

GAAP Basic weighted average shares outstanding	83,364	96,464	86,755	106,274
Options, warrants and RSUs, treasury method	9,289	—	7,566	—
GAAP Diluted weighted average shares outstanding	92,653	96,464	94,321	106,274
Options, warrants and RSUs, treasury method not included in diluted shares above	—	4,982	—	3,711
Impact of RSUs	3,376	3,253	3,432	2,396
Adjusted EPS shares outstanding	96,029	104,699	97,753	112,381

Diluted earnings per share	$0.53	$0.90	$1.85	$0.93

Adjusted EPS	$0.70	$0.26	$2.26	$0.83

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance and market-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

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IAC RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended December 31, 2011
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$57.3	$—	$(0.1)	$57.3
Match (a)	48.7	(1.2)	(11.1)	36.4
ServiceMagic	3.6	—	(1.3)	2.3
Media & Other	(2.4)	(0.3)	(0.4)	(3.0)
Corporate	(16.5)	(21.0)	—	(37.5)
Total	$90.9	$(22.5)	$(12.9)	$55.5

(a) Includes the results of Meetic
Meetic	$1.1	$(1.2)	$(7.8)	$(7.9)

Supplemental: Depreciation
Search	$5.4
Match	3.7
ServiceMagic	1.5
Media & Other	0.7
Corporate	2.1
Total depreciation	$13.3

IAC RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended December 31, 2010
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Goodwill Impairment	Operating income (loss)
Search	$32.7	$—	$(11.3)	$—	$21.3
Match	38.8	—	(0.7)	—	38.0
ServiceMagic	2.5	—	(0.4)	—	2.1
Media & Other	(4.8)	(0.2)	(4.8)	(28.0)	(37.9)
Corporate	(20.7)	(24.3)	—	—	(45.0)
Total	$48.5	$(24.6)	$(17.2)	$(28.0)	$(21.4)

Supplemental: Depreciation
Search	$11.1
Match	2.5
ServiceMagic	1.0
Media & Other	0.6
Corporate	1.7
Total depreciation	$16.9

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IAC RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE

($ in millions; rounding differences may occur)

	For the twelve months ended December 31, 2011
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$203.1	$—	$(1.4)	$201.7
Match (b)	156.3	(1.6)	(17.1)	137.6
ServiceMagic	23.9	—	(2.5)	21.4
Media & Other	(12.1)	(0.6)	(1.1)	(13.7)
Corporate	(62.8)	(86.4)	—	(149.2)
Total	$308.4	$(88.6)	$(22.1)	$197.8

(b) Includes the results of Meetic from September 1, 2011
Meetic	$(1.9)	$(1.6)	$(9.8)	$(13.4)

Supplemental: Depreciation
Search	$29.9
Match	10.8
ServiceMagic	4.8
Media & Other	2.8
Corporate	8.5
Total depreciation	$56.7

IAC RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE

($ in millions; rounding differences may occur)

	For the twelve months ended December 31, 2010
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Goodwill Impairment	Operating income (loss)
Search	$125.5	$(0.3)	$(12.3)	$—	$112.9
Match	122.1	0.2	(6.8)	—	115.4
ServiceMagic	18.2	—	(1.7)	—	16.4
Media & Other	(12.0)	(0.9)	(6.6)	(28.0)	(47.5)
Corporate	(64.2)	(83.2)	—	—	(147.3)
Total	$189.6	$(84.3)	$(27.5)	$(28.0)	$49.8

Supplemental: Depreciation
Search	$38.3
Match	11.0
ServiceMagic	4.0
Media & Other	2.3
Corporate	8.2
Total depreciation	$63.9

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization and impairment of intangibles, (3) goodwill impairment, and (4) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to IAC shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) non-cash compensation expense, (2) amortization and impairment of intangibles, (3) goodwill impairment, (4) income or loss effects related to IAC’s former passive ownership in VUE, including the gain on sale, (5) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off, (6) the reversal of a deferred tax liability associated with our 27% investment in Meetic, (7) the mark-to-market loss recorded upon achieving control of Meetic, (8) one-time items, and (9) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sale of IAC’s interests in VUE, PRC and HSE, an internal restructuring and dividends that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, restricted stock units and performance-based RSUs. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for stock options and restricted stock units, are included on a treasury method basis, and for performance-based RSUs are included on a treasury method basis once the performance conditions are met.  We view the true cost of our restricted stock units and performance-based RSUs as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon the exercise of certain stock options and vesting of restricted stock units and performance-based RSUs, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of intangibles (including impairment of intangibles, if applicable) and goodwill impairment (if applicable) are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, technology and supplier agreements, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable are not ongoing costs of doing business.

Income or loss effects related to IAC’s former passive ownership in VUE, including the gain on sale are excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, which was sold for a gain in 2005, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off was excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which related to the Ask Convertible Notes and certain IAC warrants, were expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at www.iac.com.

Contact Us

IAC Investor Relations

Nick Stoumpas / Bridget Murphy

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Justine Sacco

(212) 314-7470 / (212) 314-7326

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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